EXHIBIT 3.2

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

APR 03 2001

BILL JONES, Secretary of State

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

ECOGATE, INC.

Ales Litomisky and Petr Litomisky certify:

1.	Ales Litomisky and Petr Litomisky are President and Secretary, respectively, of Ecogate, Inc.

2.	The Articles of Incorporation of this corporation are hereby amended as follows:

ARTICLE IV is hereby amended to read as follows:

This Corporation shall have the authority to issue 25,000,000 shares of capital stock. The Corporation is authorized to issue 20,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value.

The Preferred Stock may be issued from time to time in series. The Board of Directors is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

ARTICLE VII is hereby added as follows:

This Corporation, subject to the limitations of Section 317 of the California Corporation Code, may indemnify its officers, directors or agents against expenses, judgments, fines, settlements and other amounts reasonably and actually incurred in connection with any proceeding against the Company and/or its officers, directors or agents.”

3.	The foregoing amendments to the Articles of Incorporation have been duly approved by the Board of Directors.

4.

The foregoing amendments to the Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 10 shares of common stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 66  2/3.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated March 2, 2001	/S/ ALES LITOMISKY
Ales Litomisky, President
/S/ PETR LITOMISKY
Petr Litomisky, Secretary